                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 MID AM, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                 1) Title of each class of securities to which transaction applies:

                          ______________________________________________________

                 2) Aggregate number of securities to which transaction applies:

                          ______________________________________________________

                 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                          ______________________________________________________

                 4)       Proposed maximum aggregate value of transaction:

                          ______________________________________________________

                 5)       Total fee paid:

                          ______________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 1)       Amount Previously Paid:

                          ______________________________________________________

                 2)       Form, Schedule or Registration Statement No.:

                          ______________________________________________________

                 3)       Filing Party:

                          ______________________________________________________

                 4)       Date Filed:

                          ______________________________________________________

                             [MID AM, INC. LOGO]

                222 South Main Street, Bowling Green, Ohio 43402

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Mid Am, Inc.:                           February 29, 1996

The Annual Meeting of Shareholders of Mid Am, Inc. (the "Company") will be held at The Toledo Club in the Corinthian Room, Madison at 14th Street, Toledo, Ohio on April 17, 1996 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

          1. The election of seven (7) Class II Directors to serve until the annual meeting of shareholders in 1999.

          2. The 1995 amendment of the Mid Am, Inc. 1992 Stock Option Plan.

          3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 19, 1996, are entitled to notice of and to vote at the Annual Meeting of Shareholders. The Annual Report of the Company, including financial statements for the year ended December 31, 1995, has been mailed to all shareholders with this Notice of Annual Meeting and Proxy Statement.

                                            By Order of the Board of Directors

                                            W. Granger Souder

                                            W. GRANGER SOUDER
                                            Secretary

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE. IF YOUR STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS IDENTIFIED ABOVE.

                                PROXY STATEMENT
                        -------------------------------

                              GENERAL INFORMATION

     The Board of Directors of Mid Am, Inc. (the "Company") is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 17, 1996, at 10:00 a.m. at The Toledo Club, Corinthian Room, Madison at 14th Street, Toledo, Ohio. At the close of business on February 19, 1996, there were 18,847,999 shares of common stock of the Company, without par value ("Common Stock") outstanding, each of which is entitled to one vote on matters acted upon at the Annual Meeting.

     Any shareholder executing a proxy has the right to revoke it prior to its exercise, by written notice delivered to the Secretary of the Company, by subsequently dated proxy, or by voting in person at the Annual Meeting any time prior to its exercise. The shares will be voted in accordance with the direction of the shareholder as specified in the proxy. In the absence of instructions, the proxy will be voted affirmatively. Shareholders do not have the right to cumulate votes in the election of directors.

     The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. All costs associated with the solicitation will be borne by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and employees of the Company or its subsidiaries, without additional compensation, may personally solicit proxies. In addition to the solicitation of proxies by mail, the Company will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Common Stock to obtain necessary voting instructions. The Company may reimburse them for their reasonable expenses in doing so. The proxy materials are first being mailed to shareholders on February 29, 1996.

                             ELECTION OF DIRECTORS

     Under the Code of Regulations of the Company, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III. Each class consists of approximately one-third of the total number of directors, as fixed from time to time by the Board of Directors. Directors serve staggered three-year terms so that directors of only one class are elected at each annual meeting of shareholders. The Code of Regulations further provides that any vacancies that occur by reason of retirement, resignation or otherwise may be filled for the remainder of the full term of the vacant directorship by the vote of a majority of the Board of Directors.

     On July 20, 1995, the Board of Directors acknowledged the retirement of Board member Charles W. Daley, and elected D. James Hilliker as a Class II Director to fill the vacancy. The Company wishes to acknowledge Mr. Daley's generous service to its Board of Directors over the past 4 years, and to the Board of Directors of American Community Bank, N.A. over the past 30 years. As of the date of this Proxy Statement, no vacancies exist in the Company's Board of Directors.

     At the Annual Meeting, the shareholders will be asked to elect as Class II Directors the seven persons listed below, all of whom are presently serving as Class II Directors of the Company. If any of the Company's nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends. Unless otherwise specified in any proxy, the proxies solicited hereby will be voted in favor of the nominees named below. In accordance with the Company's Code of Regulations and Ohio law, the nominees receiving the greatest number of votes shall be elected to serve as Class II Directors.

INFORMATION AS TO NOMINEES

     The following information is provided with respect to each Class II Director, all of whom are nominees for re-election at the Annual Meeting.

CLASS II DIRECTORS -- TERM EXPIRES 1999

                                                                                          SHARES OF
                                                                                        COMMON STOCK
                                                                                        BENEFICIALLY
                                                                                            OWNED
                                                             DIRECTOR     DIRECTOR    DEC. 31, 1995(1)
                                                                OF           OF       -----------------
                  NAME, AGE & PRINCIPAL                     SUBSIDIARY    COMPANY      AMOUNT     % OF
             OCCUPATION DURING PAST 5 YEARS                 BANK SINCE     SINCE        (2)       CLASS
---------------------------------------------------------   ----------    --------    --------    -----
Wayne E. Carlin, 64......................................      1979         1988        65,748     .35%
  President, Carlin Farms, Inc.
David R. Francisco, 49...................................      1976         1988        58,408     .31
  President and COO, Mid Am, Inc.; formerly CEO of Mid
  American National Bank & Trust Company (Mid Am Bank)
D. James Hilliker, 48....................................      1991         1995        67,373     .35
  Vice President, Better Food Systems, Inc., a company
  that owns and operates Wendy's Restaurant franchises
Marilyn O. McAlear, 60...................................      1984         1988        26,398     .14
  Vice President and Treasurer, Service Spring Corp., a
  manufacturer of spring products
Blair D. Miller, 69......................................      1985         1988        19,744     .10
  Director of Development, Ohio District Lutheran Church
  Missouri Synod
Richard G. Tessendorf, 53................................      1974         1993        57,527     .30
  Owner and CEO, R.I.C. Security Consultants & Services,
  Inc. and R.I.C. Alarms, Inc., service companies that
  assist corporations with their security needs
Pete Thomas, 58..........................................      1979         1988        26,081     .14
  President, Thomas Farms, Inc.

INFORMATION AS TO DIRECTORS WHOSE TERM OF OFFICE CONTINUES

     The following information is provided with respect to incumbent Class III and Class I Directors who are not nominees for election at the Annual Meeting.

CLASS III DIRECTORS -- TERM EXPIRES 1997

                                                                                          SHARES OF
                                                                                         COMMON STOCK
                                                                                      BENEFICIALLY OWNED
                                                             DIRECTOR     DIRECTOR     DEC. 31, 1995(1)
                                                                OF           OF       ------------------
                  NAME, AGE & PRINCIPAL                     SUBSIDIARY    COMPANY      AMOUNT      % OF
             OCCUPATION DURING PAST 5 YEARS                 BANK SINCE     SINCE         (2)       CLASS
---------------------------------------------------------   ----------    --------    ---------    -----
James F. Bostdorff, 58...................................      1972         1988         18,555     .10 %
  Farmer -- Self employed
David A. Bryan, 49.......................................      1989         1991         14,155     .07
  Partner in the law firm of Wasserman, Bryan, Landry &
  Honold
Harry Kessler, 68........................................      1978         1988         16,116     .08
  Retired; formerly Clerk, Toledo Municipal Court
Edward J. Reiter, 56.....................................      1979         1988        177,354     .93
  Chairman and CEO, Mid Am, Inc.; formerly Chairman Mid
  Am Bank
Emerson J. Ross, Jr., 54.................................      1986         1988         23,874     .13
  Manager of Corporate Community Relations, Owens
  Corning, manufacturer of building materials and
  composite products
C. Gregory Spangler, 55..................................      1981         1993         24,389     .13
  President and CEO, Spangler Candy Company, a
  manufacturer of candy products
Jerry L. Staley, 63......................................      1979         1988        127,808     .67
  Retired; formerly Senior Vice President, Mid Am Bank

CLASS I DIRECTORS -- TERM EXPIRES 1998
Gerald D. Aller, 58......................................      1984         1988         74,096     .39
  President, Aller's Pharmacy, Inc., a retail pharmacy
Charles G. Hilbert, 69...................................      1985         1988        186,713     .98
  Retired; formerly Senior Vice President, Mid Am Bank
Walter L. Lamb, Jr., 49..................................      1985         1991          7,824     .04
  Chairman, Mid-States Container Corp., a manufacturer of
  specialty packaging
James E. Laughlin, 66....................................      1977         1993         67,992     .36
  Retired; formerly Chairman and CEO, AmeriFirst Bank,
  N.A.
Thomas S. Noneman, 55....................................      1978         1988         50,225     .26
  President, Tomco Plastic, Inc., a custom plastic
  injection molding manufacturer
Douglas J. Shierson, 54..................................      1981         1995        148,078     .78
  Private Investor
Robert E. Stearns, DDS, 55...............................      1973         1988         32,667     .17
  President, Dr. Stearns -- Dr. Zouhary, DDS, Inc.
All Directors and Executive Officers as a group (39
  persons)...............................................                             1,886,127    9.72 %

-------------------------
(1) Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2) The amounts shown represent the total shares owned outright by such individuals together with shares issuable upon the exercise of currently vested, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Aller, 22,222; Mr. Bostdorff, 10,905; Mr. Bryan, 8,557; Mr. Carlin, 20,413; Mr. Francisco, 29,309; Mr. Hilbert, 4,538; Mr. Hilliker, 12,013; Mr. Kessler, 4,538; Mr.
    Lamb, 4,538; Mr. Laughlin, 17,550; Mrs. McAlear, 15,351; Mr. Miller, 9,039;
    Mr. Noneman, 19,975; Mr. Reiter, 40,017; Mr. Ross, 13,529; Mr. Shierson, 13,275; Mr. Spangler, 19,338; Mr. Staley, 4,538; Dr. Stearns, 15,127; Mr.
    Tessendorf, 17,567; Mr. Thomas, 14,036.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based upon the information available to management of the Company, no person beneficially owns more than 5% of the outstanding shares of Common Stock. The Trust Department of Mid Am Bank holds Common Stock with sole or shared voting authority in various fiduciary capacities. Mid Am Bank also serves as trustee to the Company's Employee Stock Ownership Pension Plan (the "Pension Plan"), Employee Stock Ownership and Savings Plan (the "Profit Sharing Plan") and its Dividend Reinvestment and Stock Purchase Plan (under which voting rights are passed through to participants), and in such capacity regularly purchases shares of Common Stock from the Company, in the open market or in privately negotiated transactions through independent third party purchasing agents. In its fiduciary capacity, Mid Am Bank held 1,403,970 shares of the Company's Common Stock on December 31, 1995, representing 7.40% of the outstanding shares of Common Stock.

                    BOARD OF DIRECTORS MEETINGS, COMMITTEES,
                          FUNCTIONS, AND COMPENSATION

     The Board of Directors of the Company met twelve times during 1995. Committee meetings were scheduled as needed. All directors with the exception of Mr. Hilbert attended at least 75% of the aggregate meetings of the Board of Directors and the committees on which they served.

     The Company does not have a standing Compensation Committee or Nominating Committee. The functions of a compensation committee are served by the Special Projects Committee, which annually reviews and approves levels of compensation of the Company's officers and subsidiary presidents. The Special Projects Committee members in 1995, all of whom are non-employee directors, were Messrs. Aller, Bostdorff, Bryan, Lamb, Noneman, Spangler, Staley and Stearns and Mrs. McAlear. The Special Projects Committee met three times during 1995.

     The Examination Committee approves and reviews the internal audit programs of the Company and its subsidiaries, and reviews the results of the independent accountant's audit. Members of the Examination Committee in 1995, all of whom are non-employee directors, were Messrs. Carlin, Hilbert, Hilliker, Kessler, Laughlin, Miller, Ross, Shierson, Tessendorf and Thomas. The Examination Committee met six times during 1995.

     Non-employee directors of the Company receive an annual retainer of $11,500, a fee of $350 for each Board of Directors meeting attended and a fee of $175 for each committee meeting attended. In addition, the Mid Am, Inc. 1992 Stock Option Plan , as amended (the "Option Plan") provides for an automatic grant to non-employee directors of the Company of non-qualified options to acquire 907.50 shares of Common Stock in November of each year including 1995. Directors who are employees of the Company are not compensated for their service on the Board of Directors.

     Under Section 16 of the Securities Exchange Act of 1934, members of the Board of Directors and certain executive officers of the Company and its subsidiaries file periodic reports with the Securities and Exchange Commission disclosing their beneficial ownership of Common Stock. During 1995, and based solely upon a review of such reports, the Company believes that all filing requirements under Section 16 were complied with on a timely basis, with the exception of delinquent reports of Messrs. Kessler, Staley and former executive officer Mr. Terry Thomas each relating to a single transaction in Common Stock, and delinquent reports of Mr. Tessendorf relating to four transactions in Common Stock. The reports were corrected and promptly filed on behalf of these individuals upon learning of the error.

                             EXECUTIVE COMPENSATION

     The following table is a summary of certain compensation awarded, paid to, or earned by the Company's Chief Executive Officer and each of the other four most highly compensated officers of the Company and its subsidiaries (the "Named Executives") during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                                                     ------------------------
                                                                     SECURITIES    SECURITIES
                                       ANNUAL COMPENSATION           UNDERLYING    UNDERLYING
                                ---------------------------------      OPTION       ELECTIVE        ALL OTHER
     NAME/TITLE         YEAR    SALARY(1)     BONUS      OTHER(2)    GRANTS(3)     OPTIONS(4)    COMPENSATION(5)
---------------------   ----    ---------    --------    --------    ----------    ----------    ---------------
Edward J. Reiter.....   1995    $ 373,000    $133,123                  20,000         5,867          $46,365
Chairman & CEO          1994      313,000      72,900                   8,800        27,308           38,835
Mid Am, Inc.            1993      285,000      93,500                   7,260                         41,269
David R. Francisco...   1995      291,000     104,290                  15,000         3,657           34,319
President & COO         1994      241,000      56,134                   6,600        20,520           29,013
Mid Am, Inc.            1993      225,000      71,500    $158,115       5,445                         31,839
Dennis L. Nemec......   1995      178,180      64,900                  10,000         2,880           23,050
Executive VP & CFO      1994      167,000      38,904                   4,400        13,882           20,925
Mid Am, Inc.            1993      155,000      49,500                   3,630                         23,926
James F. Burwell.....   1995      178,100      89,183                   3,154         2,926           22,461
President & CEO         1994      165,000      32,085                   3,154         9,340           19,784
First National Bank     1993      150,000      49,150      89,228       3,382                         24,506
Northwest Ohio
Patrick A. Kennedy...   1995      167,500      80,918                   3,105         2,903           20,281
President & CEO         1994      148,000      35,273                   2,933        10,017           16,454
Mid Am Bank             1993      125,000      44,030      78,019       2,870                         17,720

-------------------------
(1) Included are amounts earned but deferred at the election of a Named Executive, and amounts forfeited in exchange for Elective Options (defined below) pursuant to the Company's Option Plan. The amount of compensation forfeited in exchange for Elective Options is also reported in this table as Securities Underlying Elective Options. (See footnote 4).

(2) Benefits classified as Other Annual Compensation that did not exceed the lesser of $50,000 or 10% of the Named Executive's annual salary and bonus are not reported. For 1993, Other Compensation includes one-time cash "gross up" payments made to certain former officers of Tri-State Financial Bancorp, Inc., a predecessor of the Company, to offset federal income tax paid by such individuals upon exercise of stock options granted in 1986 by Tri-State: Mr. Francisco, $137,627; Mr. Burwell, $80,393; and Mr. Kennedy, $63,413. Due to the characterization of the non-qualified option exercises as compensation, the amount of "gross up" did not, in each case, exceed the federal income tax deduction available to the Company.

(3) Securities Underlying Option Grants represents options to acquire shares of Common Stock granted as long-term incentive compensation under the Option Plan. Options granted are adjusted for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(4) Securities Underlying Elective Options represents stock options ("Elective Options") granted on June 30, 1994, December 31, 1994 and December 31, 1995 in exchange for the Named Executive's voluntary forfeiture of a portion of 1994, 1995 and 1996 salary and/or director fees pursuant to the Option Plan. Elective Options are adjusted for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(5) In 1995, All Other Compensation consists of the maximum allowable contributions under the 401(k) plan and Pension Plan of $4,500 and $9,000, respectively; amounts paid or accrued under the Company's Make Up Plan (Mr. Reiter, $28,815; Mr. Francisco, $19,253; Mr. Nemec, $6,958; Mr. Burwell, $7,395; and Mr. Kennedy, $5,215); and group term life insurance premiums paid by the Company (Mr. Reiter, $4,050; Mr. Francisco, $1,566; Mr. Nemec, $2,592; Mr. Burwell, $1,566; and Mr. Kennedy, $1,566).

STOCK OPTIONS

     The following table sets forth information concerning 1995 grants to the Named Executives of options to purchase Common Stock under the Option Plan. Separate lines in the table represent (1) grants of stock options by the Company's Board of Directors, as further described at footnote 1; and (2) grants of Elective Options on December 31, 1995 received in exchange for the Named Executive's voluntary forfeiture of a portion of 1996 salary, as further described at footnote 2.

  OPTION GRANTS TABLE

                                                                                               POTENTIAL
                                       NUMBER OF                                            REALIZABLE VALUE
                                       SECURITIES     % OF      EXERCISE                    AT ASSUMED RATES
                                       UNDERLYING     TOTAL      PRICE                       OF STOCK PRICE
                                        OPTIONS      OPTIONS      PER       EXPIRATION      APPRECIATION FOR
                NAME                    GRANTED      GRANTED     SHARE         DATE          OPTION TERM(3)
------------------------------------   ----------    -------    --------    ----------    --------------------
                                                                                             5%         10%
Edward J. Reiter....................      20,000(1)    13.6%     $16.38       11/16/05    $206,026    $522,110
                                           5,867(2)     3.8       16.41       12/31/05      60,548     153,441
David R. Francisco..................      15,000(1)    10.2       16.38       11/16/05     154,519     391,583
                                           3,657(2)     2.4       16.41       12/31/05      37,741      95,643
Dennis L. Nemec.....................      10,000(1)     6.8       16.38       11/16/05     103,013     261,055
                                           2,880(2)     1.9       16.41       12/31/05      29,722      75,322
James F. Burwell....................       3,154(1)     2.1       16.38       11/16/05      32,490      82,337
                                           2,926(2)     1.9       16.41       12/31/05      30,197      76,525
Patrick A. Kennedy..................       3,105(1)     2.1       16.38       11/16/05      31,986      81,058
                                           2,903(2)     1.9       16.41       12/31/05      29,959      75,923

-------------------------
(1) Grant Options -- Options were granted November 16, 1995, and vest in 20% increments over five years. The option exercise price is not adjustable except for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(2) 1996 Elective Options -- Options were granted December 31, 1995 in exchange for the individual's voluntary forfeiture of a portion of 1996 salary, as further described at "PROPOSAL TO AMEND THE MID AM, INC. 1992 STOCK OPTION PLAN." Elective Options granted to the Named Executives vest immediately and their exercise price is not adjustable except for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market value of the Common Stock.

  FISCAL YEAR-END OPTION VALUE TABLE

                                                                                                    VALUE OF
                                                                NUMBER OF SHARES                  UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                 SHARES                       OPTIONS AT 12/31/95             OPTIONS AT 12/31/95
                               ACQUIRED ON     VALUE      ----------------------------    ----------------------------
                                EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            NAME                   (#)          ($)           (#)             (#)             ($)             ($)
----------------------------   -----------    --------    -----------    -------------    -----------    -------------
Edward J. Reiter............        0             0          40,017          32,848        $ 133,161        $57,761
David R. Francisco..........        0             0          29,309          24,636          102,629         43,321
Dennis L. Nemec.............        0             0          20,183          16,424           67,321         28,881
James F. Burwell............        0             0          15,314           8,413           47,688         23,966
Patrick A. Kennedy..........        0             0          15,479           7,718           47,369         20,796

BENEFICIAL OWNERSHIP

                                                                          SHARES OF COMMON STOCK
                                                                            BENEFICIALLY OWNED
                                                                           DECEMBER 31, 1995(1)
                                                                       -----------------------------
                                NAME                                   NUMBER(2)    PERCENT OF CLASS
--------------------------------------------------------------------   ---------    ----------------
Edward J. Reiter....................................................    177,354            .93%
David R. Francisco..................................................     58,408            .31
Dennis L. Nemec.....................................................     63,084            .33
James F. Burwell....................................................     40,317            .21
Patrick A. Kennedy..................................................     38,752            .20

-------------------------
(1) Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2) The amounts shown represent the total shares owned outright by such individuals together with shares issuable upon the exercise of currently vested, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Reiter, 40,017; Mr. Francisco, 29,309; Mr. Nemec, 20,183; Mr. Burwell, 15,314; and Mr. Kennedy, 15,479.

CHANGE IN CONTROL AGREEMENTS

     To assure continuity of management and operations, the Company and its subsidiaries have Change in Control Agreements (the "Agreements") with certain of their executive officers. The Company has entered into an Agreement with each of the Named Executives.

     Pursuant to the Agreements, the Company and its subsidiaries may terminate an executive officer's employment for any reason or for no reason, with or without notice. The Agreements do not change the individual's status as employees at will under the laws of the State of Ohio. In the event of involuntary termination or diminution of status, without cause, after a change in control (as defined), the executive officers are entitled to compensation payable in a lump sum or monthly installments in the following multiples of the individual's average total compensation for the immediately preceding two years:
(1) one and one-half times for all senior vice presidents of the Company; (2) two times for all presidents of the Company's subsidiaries; and (3) two and one-half times for the Company's executive vice presidents, President and Chief Executive Officer. If an individual has been with the Company or a subsidiary for less than two years at the time of a change in control, the amount payable under the Agreement will be based upon the individual's average total compensation during the term of his or her employment. The Company and its subsidiaries are not obligated to pay any amount in excess of the then maximum amount which is deductible for federal income tax purposes.

     For purposes of the Agreements, a change in control is defined as, among other occurrences, a merger or consolidation with or into any other corporation where shareholders of the Company receive less than 50% of the shares of the resulting corporation; certain situations involving the issuance, ownership, or control of in excess of 24.99% of the outstanding Common Stock or assets of the Company; or the removal, termination or retirement of more than 49% of the members of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the members of the Special Projects Committee, which reviews and establishes executive compensation, were Messrs. Aller, Bostdorff, Bryan, Lamb, Noneman, Spangler, Staley and Stearns, and Mrs. McAlear. Mr. Staley is a retired Senior Vice President of Mid Am Bank.

                        REPORT ON EXECUTIVE COMPENSATION

     The compensation of executive officers of the Company and the presidents of each of its subsidiaries is reviewed and established annually by the Special Projects Committee (the "Committee"), which is comprised entirely of non-employee directors. The compensation of executive officers of the subsidiaries, with the exception of each of their presidents, is established annually by the Boards of Directors of the subsidiaries.

     In 1994, the Company retained Towers Perrin, a nationally recognized compensation and employee benefit consulting firm. Towers Perrin assisted the Committee in analyzing the competitiveness of the Company's 1995 executive compensation as compared with similar organizations, to ensure that compensation arrangements effectively support the Company's long-term business strategy. The Company's compensation policies applicable to executive officers derive from an element of the Company's Vision Statement, which requires that the Company be recognized as an employer of choice. The Board of Directors and management of the Company are committed to attracting and retaining the brightest and most talented individuals. The Committee believes that compensation policies that further this corporate vision enhance the performance and prosperity of the Company.

     The foundation of the Company's executive compensation program is the promotion of the Company's short- and long-term business objectives, the creation of a performance-oriented environment, and the alignment of the interests of management with those of the Company's shareholders. The Company's compensation package for its executive officers has three components: (1) base salary; (2) annual performance-based incentive compensation; and (3) annual stock option grants.

BASE SALARY

     Base salaries for executive officers are set at levels competitive with peer banking institutions, and may be adjusted for individual performance. To develop peer groups for the Company and its bank subsidiaries, Towers Perrin collected market pay data from surveys covering the banking industry. Towers Perrin then analyzed the compensation of the Company's executive officers as compared with compensation packages offered by U.S. banks of similar asset size. Base compensation for executive officers is targeted at 80% to 120% of the market median salary level for similar executive positions.

     The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that should be included in a peer group established to compare shareholder returns. Therefore, while certain members of the compensation peer group are included in the NASDAQ Bank Index, the compensation peer group is not identical to the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

ANNUAL INCENTIVE COMPENSATION

     Corporate-wide incentive compensation awards play a key role in implementing the Company's strategy of being an employer of choice, by rewarding quality performance and giving all employees the opportunity to earn additional compensation. Annual incentive compensation is based on short-term performance, and is comprised of the Company's cash incentive compensation plan and the Profit Sharing Plan.

     Incentive plan cash awards are based upon (1) achievement of Company or subsidiary return on equity ("ROE") and return on assets goals, which are established annually by the Boards of Directors of the Company and its subsidiaries; (2) achievement of work group or departmental goals; and (3) individual performance. The proportional weighting of these criterion is dependent upon the participant's job responsibilities and ability to affect the performance of the Company or subsidiary as a whole. For example, awards to executive officers who are senior vice presidents are comprised of 70% corporate performance and 30% individual and workgroup performance, while a bank teller's criteria is weighted 80% on individual and banking center performance and 20% on corporate performance. Incentive compensation for each of the Named Executives is awarded solely on the basis of the financial performance of the Company or the individual's subsidiary. Each individual's total award may then be modified up or down based upon overall Company performance.

     Awards under the incentive plan are paid on a matrix, with payout corresponding to varying levels of achievement in the financial, work group and individual performance perspectives. Maximum awards under the incentive plan for executive officers are 40% to 60% of base salary, depending upon the individual's position. Named Executives may be awarded up to 60% of their base salaries as incentive compensation. No incentive awards are payable to executive officers if the Company or the individual's subsidiary, as applicable, fails to meet minimum levels of financial performance established by the Boards of Directors of the Company and its subsidiaries.

     Profit Sharing Plan contributions are made by the Company if corporate ROE targets set by the Board of Directors are met. Contributions are intended to qualify as employee stock ownership contributions and are invested primarily in Common Stock.

LONG-TERM INCENTIVE COMPENSATION

     Options to purchase Common Stock are granted to executive officers under the Option Plan to encourage these individuals to manage the Company in a manner that will increase long-term shareholder value because the value of the stock options increases in value in direct relation to Common Stock appreciation. Grants are made at an option price of 100% of the Common Stock's market value on the grant date, vest in 20% increments over five years, and expire 10 years from the date of grant unless the optionee no longer serves as an executive officer. Options are granted by the Committee using guidelines expressed as percentage of salary, and are adjusted based upon considerations such as dilution, the number of shares of Common Stock outstanding, and Company, subsidiary and individual performance.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The compensation of Mr. Reiter is reviewed annually in the last quarter of each year by the Committee, which establishes the total compensation of the CEO for the following year. In determining Mr. Reiter's compensation, the Committee considered the Company's financial performance for the prior year, the CEO's contribution to the short- and long-term objectives of the Company and the market competitive base salary for the Company's peer group as developed by Towers Perrin.

     The Committee considered the Company's financial performance in 1994 to be strong, with return on average common shareholders' equity and return on average total assets at or near the Company's long-term earnings objective. The Committee attributed 1994's performance in part to the Company's expense reduction program adopted in 1994, "The Perfect 10". The objective of the program was to reduce 1995 non-interest expense to an amount no greater than 90% of 1994's budgeted operating expense.

     Based upon the Company's financial performance in 1994, Mr. Reiter's leadership in implementing "The Perfect 10" program, which positioned the Company to continue to meet its long-term earnings objectives, and market pay data supplied by Towers Perrin, the Committee established Mr. Reiter's initial base salary for 1995 at $349,000, representing a 12% increase over the previous year's base salary of $313,000. The Committee provided for an additional increase of $24,000 in Mr. Reiter's base salary if the Company met certain financial performance objectives in the first half of 1995. The Company met these objectives, and the CEO's base salary increased to $373,000, placing Mr. Reiter slightly above the fiftieth percentile of the

Company's peer group. The Committee maintained the CEO's short-term cash bonus target at 30% of his base salary, or $111,900. Finally, the Committee granted Mr. Reiter options to acquire 20,000 shares of Common Stock under the Option Plan.

     The foregoing report is submitted by the members of the Company's Special Projects Committee.

Gerald D. Aller
James F. Bostdorff
David A. Bryan
Walter L. Lamb, Jr.
Marilyn McAlear
Thomas S. Noneman
C. Gregory Spangler
Jerry L. Staley
Robert E. Stearns

MID AM, INC. COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph shows a comparison of cumulative total shareholder returns for the Company, the Standard & Poor's 500 Stock Index and the NASDAQ Bank Index for the five-year period ended December 31, 1995. The total shareholder return assumes a $100 investment in the Common Stock and each index on December 31, 1990, and that all dividends were reinvested.

      Measurement Period                                          NASDAQ BANK
    (Fiscal Year Covered)        MID AM, INC.    S&P 500 INDEX       INDEX
1990                                       100             100             100
1991                                       129             130             164
1992                                       148             140             239
1993                                       179             154             272
1994                                       205             156             271
1995                                       259             215             404

                       PROPOSAL TO AMEND THE MID AM, INC.
                             1992 STOCK OPTION PLAN

THE OPTION PLAN

     On October 19, 1995, the Board of Directors approved an amendment (the "1995 Amendment") to the Option Plan. The Option Plan was originally approved by the shareholders of the Company at the 1992 annual meeting, and was amended by the shareholders at the 1994 annual meeting. The Option Plan (1) permits the granting of incentive stock options and non-qualified stock options to key managerial personnel of the Company and its subsidiaries; (2) provides for the grant to each non-employee director of the Company of non-qualified options to purchase 1,815 shares of Common Stock on the date such person becomes a director; (3) provides for an annual grant to each non-employee director of the Company of non-qualified options to purchase 907.5 shares of Common Stock; and
(4) at the discretion of the Board of Directors, permits officers and directors of the Company and its subsidiaries to accept a pre-established number of Elective Options in lieu of directors fees or salary. To participate in the Elective Option program, an individual must agree to forfeit a minimum of $1,000 salary, up to a maximum percentage of base salary as determined by the Board of Directors. The number of options granted in exchange for such forfeiture equals five times the amount forfeited divided by the market price of the Common Stock on the business day preceding the option grant date.

     Under the Option Plan, the exercise price of all options equals 100% of the the fair market value of the Common Stock on the grant date. Options are nontransferable and expire upon the earlier of: (1) ten years from the date of grant; (2) one year after retirement, total and permanent disability, death, or in the case of Elective Options, termination not for cause; or (3) two months after notice of termination for any other reason. Options granted to non-employee directors vest immediately, while options granted to employees vest on a schedule of 20% per year over five years. Elective Options granted to non-employee directors vest as earned, and Elective Options granted to employees vest immediately.

     The Option Plan may be amended from time to time by the Board of Directors, but without the further approval of the shareholders, no amendment may change the class of shares of stock or increase the maximum number of shares of Common Stock that may be issued and sold under the Option Plan, change the designation of the class of employees eligible to receive options, or cause Rule 16b-3 of the Securities and Exchange Commission to cease to be applicable to the Option Plan.

AMENDMENT OF THE OPTION PLAN

     The purpose of the 1995 Amendment is to (1) increase the number of shares of Common Stock that may be issued under the Option Plan from 5% to 7% of the total shares of Common Stock outstanding; (2) permit broker-assisted cashless exercises; (3) allow Option Plan participants who are not subject to Section 16 of the Securities Exchange Act of 1934 to exercise their stock options directly with the Company in cashless transactions; and (4) prospectively extend the time within which a retiring optionee must exercise his or her options from one to three years. With the proposed amendment to the Option Plan, and based upon the total shares of Common Stock outstanding at December 31, 1995, there will be an additional 379,407 shares of Common Stock available under the Option Plan.

     The 1995 Amendment is attached to this Proxy Statement as Annex 1, and will be submitted to the shareholders for adoption at the Annual Meeting. The affirmative vote of the holders of a majority of the Common Stock outstanding as of the record date is required to adopt the 1995 Amendment. The Board of Directors recommends a vote FOR adoption of the 1995 Amendment.

FEDERAL INCOME TAX CONSEQUENCES

     A non-qualified stock option will not result in any taxable income to the optionee or deduction for the Company at the time it is granted. In general, the optionee will recognize ordinary income at the time of exercise of the option in an amount measured by the excess of the fair market value of the optioned shares at the time of exercise over the option price, and the Company will be entitled to a corresponding deduction. Generally, upon a subsequent sale of the optioned stock, the difference between the proceeds of the sale and the fair market value of the stock on the date of exercise will be taxed as capital gain or loss (long or short-term, depending on the holding period).

     If the option price of a non-qualified stock option is paid for by delivery of shares of Common Stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of Common Stock received are equal in fair market value to the shares of Common Stock surrendered in payment of the option price. To that extent, the shares of stock received in exchange for the shares of stock surrendered will have a basis equal to the basis of the surrendered shares. The optionee's holding period for the shares received will include the holding period of the shares surrendered. The shares of stock received which are in excess of the fair market value of shares surrendered will have a basis equal to the sum of the ordinary income recognized by the optionee upon exercise of the option plus the cash, if any, paid by the optionee in connection with such exercise. The optionee's holding period for such excess shares will generally be determined with reference to the day they are acquired.

                          TRANSACTIONS WITH MANAGEMENT

     Directors and officers of the Company and its subsidiaries were customers of, and have had transactions with, the Company's subsidiary banks in the ordinary course of business during 1995. These transactions consisted of extensions of credit in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In the opinion of management of the Company and its subsidiaries, these transactions do not involve more than a normal risk of collectibility or present other unfavorable features. The subsidiaries expect to continue to have banking transactions in the ordinary course of their businesses with directors, officers and their associates on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

     Patricia A. Wise, spouse of Mr. Francisco, is the President of Wise People Management, Inc. and a general partner in Ryan, Wise and Miller. In 1995, the Company and its subsidiaries paid approximately $43,275 for consulting, litigation and employment law services provided by Ms. Wise and her companies.

                         RELATIONSHIPS WITH AFFILIATES

     Certain banking centers and/or real estate upon which Mid Am Bank banking centers are situated are owned by Bancsites, Inc. and are leased to the bank pursuant to long-term lease agreements. Bancsites was a wholly owned subsidiary of the bank until 1977, when all of its shares were distributed pro rata to the bank's shareholders. Subsequently, Bancsites effected a reverse stock split whereby minority shareholders received cash in exchange for their shareholdings in the corporation. Currently, Mr. Reiter and certain officers of the Company and Mid Am Bank have equity interests aggregating 13.33% of the outstanding shares of Bancsites, including approximately 7.38% held by Mr. Reiter. Furthermore, a senior officer of Mid Am Bank has a management position with Bancsites. During fiscal year 1995, Mid Am Bank made lease payments to Bancsites totalling $551,000. Mid Am Bank expects to continue to make lease payments to Bancsites in 1996. Furthermore, Mid Am Bank performs certain administrative services for Bancsites at a cost of approximately $7,600 per year. The long term leases between the bank and Bancsites are on terms comparable to those in similar transactions with unrelated parties.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     During 1995, the Company engaged Price Waterhouse to provide certain audit and non-audit services for the Company and its subsidiaries, in addition to providing advice on accounting, tax and reporting matters. The Board of Directors of the Company has selected Price Waterhouse as its independent public accountant for 1996. Price Waterhouse is expected to have a representative at the Annual Meeting. Such representative will have an opportunity to make a statement if (s)he desires to do so, and is expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of the Company for its 1997 annual meeting must be made by a qualified shareholder and must be received by the Company no later than November 1, 1996, for review and consideration for inclusion in the Company's proxy statement.

                             OTHER BUSINESS MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting.

     Additional copies of the Company's annual report will be available without charge to shareholders upon request. Address all requests, in writing, to the Shareholder Relations Department, Mid Am, Inc., 222 South Main Street, P.O. Box 428, Bowling Green, Ohio 43402.

February 29, 1996                           By Order of the Board of Directors

                                            W. Granger Souder

                                            W. Granger Souder
                                            Secretary

                                                                         ANNEX 1

                         PROPOSED 1995 AMENDMENT TO THE
                         AMENDED 1992 STOCK OPTION PLAN

     RESOLVED, that subject to shareholder approval within one year of the effective date of this amendment, the Mid Am, Inc. 1992 Stock Option Plan, as amended (the "Plan") is hereby amended effective October 19, 1995, as follows:

1.05 TOTAL NUMBER OF SHARES TO BE OPTIONED

     The first sentence of Section 1.05 of the Plan shall be replaced and amended to read as follows:

     The maximum number of shares of common stock of the Company which may be issued upon exercise of options under the Plan shall not exceed seven percent of the total shares outstanding, subject to adjustment as provided in Section 3.02(a).

2.02 TERMS AND CONDITIONS OF OPTIONS

     Subsection 2.02(d)(1) shall be replaced and amended to read as follows:

     (1) if termination is due to retirement, three (3) years after termination;

2.04 EXERCISE OF OPTION -- PURCHASE OF SHARES

     Section 2.04 of the Plan shall be amended to include a new subsection (g), which shall read as follows:

     (g) Notwithstanding the provisions of subsections (c) and (d) of this
         Section 2.04, (i) Optionees may, with the consent of the Company, elect to pay the exercise price of the option through a broker-assisted cashless exercise and simultaneous sale procedure pursuant to which funds to pay the exercise price are delivered to the Company by a broker, and the broker subsequently sells the shares upon receipt of stock certificates from the Company; and (ii) Optionees not subject to
         Section 16 of the Exchange Act may, with the consent of the Company, elect to engage in a cashless exercise and simultaneous sale of the underlying shares to the Company under its stock repurchase program, pursuant to which the Company shall withhold from the gross proceeds an amount equal to the exercise price of the options and any withholding taxes required by Section 3.01.

MID AM, INC.                                      PROXY VOTING INSTRUCTION CARD
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 17, 1996.

THE UNDERSIGNED HEREBY APPOINTS HARRY W. KESSLER AND JERRY L. STALEY AND EACH OF THEM, PROXIES, WITH THE POWERS THE UNDERSIGNED WOULD POSSESS IF PRESENT, AND WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL COMMON SHARES OF THE UNDERSIGNED IN MID AM, INC. AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UPON ALL SUBJECTS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING INCLUDING THE MATTERS DESCRIBED IN THE PROXY STATEMENT FURNISHED HEREWITH, SUBJECT TO ANY DIRECTIONS INDICATED ON THIS CARD. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

YOUR VOTE FOR THE ELECTION OF DIRECTORS MAY BE INDICATED ON THE REVERSE. THE NOMINEES FOR CLASS II ARE WAYNE E. CARLIN, DAVID R. FRANCISCO, D. JAMES HILLIKER, MARILYN O. MCALEAR, BLAIR D. MILLER, RICHARD G. TESSENDORF, AND PETE THOMAS.




                        MID AM, INC. CORPORATE UPDATES

We hope you can join us! Please mark the appropriate box on the proxy card with the session you'd like to attend. We look forward to seeing you at one of these five sessions.



TUESDAY, APRIL 9, 1996                                             TUESDAY, APRIL 23, 1996
LIMA MEMORIAL CIVIC CENTER                                         UNITED STATES AIR FORCE MUSEUM
7 TOWNE SQUARE, LIMA, OHIO                                         1100 SPAATZ STREET, WRIGHT-PATTERSON AIR FORCE BASE
5:30 P.M. RECEPTION / 6:30 P.M. PRESENTATION                       6:30 P.M. RECEPTION / 7:30 P.M. PRESENTATION
HOSTED BY: AMERICAN COMMUNITY BANK                                 HOSTED BY: AMERIFIRST BANK
QUESTIONS? CALL CHRISTIE BARNS @ (800) 837-0187                    QUESTIONS/DIRECTIONS? CALL STEVE GUGGENHEIM @ (513) 372-6933

WEDNESDAY, APRIL 10, 1996                                          SATURDAY, APRIL 27, 1996
HOLIDAY INN                                                        MEADOWBROOK PLACE
13508 STATE RT. #15, MONTPELIER, OHIO                              4480 HEATHERDOWNS BOULEVARD, TOLEDO, OHIO
5:30 P.M. RECEPTION /6:30 P.M. PRESENTATION                        1:00 P.M. LUNCHEON / 2:00 P.M. PRESENTATION
HOSTED BY: FIRST NATIONAL BANK NORTHWEST OHIO                      HOSTED BY: MID AMERICAN NATIONAL BANK & TRUST CO.
QUESTIONS? CALL DEB JACKSON @ (419) 636-1164                       QUESTIONS? CALL MELISSA ZATKO @ (419) 249-3360

TUESDAY, APRIL 16, 1996
SIENA HEIGHTS COLLEGE, DOMINICAN HALL
1247 EAST SIENA HEIGHTS DRIVE, ADRIAN, MICHIGAN
5:30 P.M. RECEPTION / 6:30 P.M. PRESENTATION
HOSTED BY: ADRIAN STATE BANK
QUESTIONS? CALL SUE KOTTS @ (517) 265-8125


/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                                               With-    For All
                                       For     hold      Except            WAYNE E. CARLIN, DAVID R. FRANCISCO, D. JAMES HILLIKER,
1.) Election of all Nominees for                                         MARILYN O. MCALEAR, BLAIR D. MILLER, RICHARD G. TESSENDORF,
    Director in Class II.              /  /     /  /      /  /                                  AND PETE THOMAS

                                                                         If you do not wish your shares voted "For" a particular
                                       For     Against    Abstain        nominee, mark the "For All Except" box and strike a line
2.) Approval of 1995 Amendment of                                        through the name(s) of the exception(s) above; your shares
    The Mid Am, Inc. Stock Option      /  /      /  /      /  /          will be voted for the remaining nominees.
    Plan.                                                                ----------------------------------------------------------

**DIRECTORS RECOMMEND A VOTE "FOR" ALL PROPOSALS**                       I will attend the April 9th Corporate Update at Lima
                                                                         Memorial Civic Center in Lima, Ohio.                  / /
       RECORD DATE SHARES:
                                                                         I will attend the April 10th Corporate Update at The
                                                                         Holiday Inn in Montpelier, Ohio.                      / /

                                                                         I will attend the April 16th Corporate Update at Siena
                                                                         Heights College in Adrian, Michigan                   / /

                                                                         I will attend the April 23rd Corporate Update at
                                                                         Wright-Patterson AFB Museum in Dayton, Ohio.          / /

                                                                         I will attend the April 27th Corporate Update at
                                                                         Meadowbrook Place in Toledo, Ohio.                    / /

Please be sure to sign and date this Proxy.   Date                       Mark box at right if comments or address change have
                                                  -----------------      been noted on the reverse side of this card.          / /
-------------------------------------------------------------------
   Shareholder sign here              Co-Owner sign here                 WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                                         TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE
                                                                         THAN ONE TRUSTEE, ALL SHOULD SIGN.




DETACH CARD                   [MID AM, INC. LOGO]                    DETACH CARD

Dear Shareholder:

Enclosed is your Notice of Annual Meeting of Shareholders and related Proxy Statement for our 1996 annual meeting. In an effort to provide our shareholders a greater opportunity to review the progress of the company, we have also scheduled five separate Corporate Updates in each of the geographic regions in which the Company operates.

These Corporate Updates will include a detailed review of the financial, business and operating performance of the Company and an opportunity to ask questions of management. The Corporate Updates will, in the tradition of Mid Am, Inc., include food and refreshments prior to the meeting. The dates, times and locations for each session are shown on the reverse side of this card.

The business of the annual meeting, including the matters to be voted upon as described in the Notice and Proxy Statement, will be conducted on April 17, 1996 at 10:00 a.m. at The Toledo Club, Corinthian Room, Madison at 14th Street, Toledo, Ohio. You are also welcome to attend this annual meeting of shareholders.

THE MATTERS TO BE ACTED UPON AT THE MEETING ARE IMPORTANT TO YOU AS A SHAREHOLDER. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO COMPLETE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE.

We look forward to seeing you at our Corporate Updates.

Sincerely,

Edward J. Reiter
Edward J. Reiter
Chairman and CEO